Exhibit 99.1

Ventyx Biosciences Reports Third Quarter 2025 Financial Results and Highlights Recent Corporate Progress

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Data from the recent Phase 2 study position Ventyx’s NLRP3 inhibitor VTX3232 as a next generation, oral anti-inflammatory therapy, for cardiovascular disease
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Positive topline data from Phase 2a biomarker trial support the potential use of VTX3232 as a disease-modifying therapy for patients with Parkinson’s disease
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Topline data from Phase 2 study of VTX2735 in patients with recurrent pericarditis expected in Q4 2025
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Cash, cash equivalents and marketable securities balance of $192.6M as of September 30, 2025, expected to fund planned operations into at least H2 2026

SAN DIEGO, CA, November 6, 2025 (GLOBE NEWSWIRE) -- Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”, “Company”), a clinical-stage biopharmaceutical company focused on developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases, today reported third quarter financial results and highlighted recent pipeline and business progress.

“I am proud of the Ventyx team for achieving two key milestones this year, generating data from the Phase 2a study with our CNS penetrant NLRP3 inhibitor VTX3232 in patients with early Parkinson’s disease and, more recently, data from the VTX3232 Phase 2 study in participants with obesity and cardiovascular risk factors. Key takeaways from the latter study were hsCRP levels were reduced by nearly 80% and, additionally, we saw significant reductions in IL-6, hsCRP, Lp(a) and other markers of systemic inflammation,” said Raju Mohan, PhD, Chief Executive Officer. “Earlier in the year, we reported data showing that treatment with VTX3232 yields significant reductions in NLRP3-mediated biomarkers in the plasma and CSF of patients with early Parkinson’s disease. These results position VTX3232 as a next generation, oral therapy, targeting inflammation in cardiovascular, neuroinflammatory and neurodegenerative diseases. We are looking forward to achieving our third major milestone of 2025 by reporting topline data from our Phase 2 study of VTX2735 in recurrent pericarditis during the fourth quarter.”

Pipeline Updates and Anticipated Milestones

Promising NLRP3 Inhibitor Portfolio: Ventyx’s portfolio of potential best-in-class oral NLRP3 inhibitors in clinical development include VTX2735, a peripherally restricted NLRP3 inhibitor, and VTX3232, a central nervous system (CNS)-penetrant NLRP3 inhibitor.

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Phase 2 Study of VTX3232 in Subjects with Obesity and Cardiovascular Risk Factors (Positive topline Phase 2 data, Oct 2025): The Phase 2, multicenter, double-blind, placebo-controlled trial evaluated VTX3232 versus placebo, alone or in combination with semaglutide. The study met its primary endpoint of safety with VTX3232 adverse event rates comparable to placebo over the 12-week study. In the study VTX3232 also demonstrated significant reductions in cardiovascular risk factors, with additional benefits when combined with semaglutide.

VTX3232 monotherapy achieved ~80% reduction in hsCRP within the first week that was sustained through week 12. Moreover, approximately 70% of patients on VTX3232 monotherapy achieved target hsCRP levels of 2 mg/L or lower. Participants treated with VTX3232 monotherapy also showed statistically significant reductions in IL-6 to levels associated with reduced cardiovascular risk (IL-6 ≤1.65ng/L). Statistically significant reductions in Lp(a), fibrinogen, and ESR were also demonstrated with VTX3232. Furthermore, the combination of VTX3232 and semaglutide demonstrated significant reductions in hsCRP, IL-6, fibrinogen, ESR, Lp(a) and liver inflammation relative to semaglutide alone.

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VTX2735 in Recurrent Pericarditis (Data Expected Q4 2025): The multicenter, Phase 2, open-label trial is evaluating VTX2735 in patients with recurrent pericarditis over a 6-week primary treatment period, followed by a 7-week extension. Key endpoints include safety, change in the numerical rating scale (NRS) pain score, and change in hsCRP. Ventyx expects to report interim topline results from this ongoing study in Q4 2025.
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VTX3232 in Parkinson’s Disease (Positive topline Phase 2a data, June 2025): The Phase 2a trial met its goal of successfully establishing safety and tolerability of VTX3232 in patients with early stage Parkinson’s disease. Once-daily dosing with VTX3232 achieved high drug exposures with steady state concentrations in CSF and plasma exceeding the IC90 for NLRP3 inhibition by ≥3-fold for 24-hours. VTX3232 also showed clear evidence of target engagement in plasma and CSF with robust reductions in downstream biomarkers of NLRP3 inhibition, such as IL-1β, IL-6 and high-sensitivity C-reactive protein (hsCRP). In addition, VTX3232 treatment was associated with improved motor and non-motor symptoms of Parkinson’s disease, as measured by the MDS-UPDRS. No drug-related treatment emergent adverse events were observed in this study.

Inflammatory Bowel Disease (IBD) Portfolio:

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Tamuzimod (S1P1R Modulator, ulcerative colitis): Phase 2 induction data published in The Lancet (January 2025, doi:10.1016/S2468-1253(24)00386-8) showed that patients treated with tamuzimod experienced robust clinical and endoscopic remission rates compared to placebo. We believe combination treatment has the potential to overcome modest remission seen with Inflammatory bowel disease (IBD) monotherapies today. Tamuzimod’s efficacy and safety profile could position it as the backbone of future combination regimens with another oral or biologic agent. The Company is exploring partnership opportunities.
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VTX958 (TYK2 Inhibitor, Crohn’s disease): Phase 2 data suggest that VTX958 may have disease-modifying benefits in Crohn’s disease. Presentation of results in Crohn’s disease (the Journal of Crohn's and Colitis, (February, 2025, doi.org/10.1093/ecco-jcc/jjae190.1175) showed that VTX958 demonstrated a robust, dose-dependent endoscopic response at Week 12 compared to placebo, with a greater magnitude of reduction in two key biomarkers of inflammation, CRP and fecal calprotectin. Ventyx is exploring multiple options for continued development, including partnership opportunities.

Third Quarter Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $192.6 million as of September 30, 2025. We believe our current cash, cash equivalents and marketable securities are sufficient to fund our planned operations into at least H2 2026.
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Research and Development (R&D) expenses: R&D expenses were $17.7 million for the third quarter of 2025, compared to $30.6 million for the third quarter of 2024.
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General and Administrative (G&A) expenses: G&A expenses were $7.2 million for the third quarter of 2025, compared to $7.9 million for the third quarter of 2024.
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Net loss: Net loss was $22.8 million for the third quarter of 2025, compared to $35.2 million for the third quarter of 2024.

About Ventyx Biosciences

Ventyx Biosciences is a clinical-stage biopharmaceutical company developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases. Our expertise in medicinal chemistry, structural biology, and immunology enables the discovery of differentiated oral small molecule therapeutics for conditions with high unmet medical need, and our extensive experience in clinical development allows the rapid progression of these drug candidates through clinical trials.

Our portfolio of NLRP3 inhibitors includes VTX2735, a peripherally restricted NLRP3 inhibitor in Phase 2 development for recurrent pericarditis, and VTX3232, a CNS-penetrant NLRP3 inhibitor that recently completed a Phase 2 study in participants with obesity and cardiovascular risk factors and a Phase 2a study in Parkinson’s disease. Our inflammatory bowel disease portfolio includes two Phase 2 compounds: tamuzimod (VTX002), an S1P1R modulator, and VTX958, a TYK2 inhibitor.

For more information on Ventyx, please visit our website at https://ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of each of Ventyx’s product candidates, including the potential of VTX2735 and VTX3232, to emerge as best-in-class NLRP3 inhibitors and produce safe, effective or disease modifying results for the treatment of inflammation associated with cardiovascular, neurodegenerative or neuroinflammatory diseases; the ability of VTX3232 to become a next generation of oral anti-inflammatory therapy for cardiovascular disease; the timing of reporting data from the Phase 2 trial in recurrent pericarditis in Q4 2025; management’s plans with respect to the commitment of internal resources toward further analysis, or development, including future studies, partnerships or other source of non-dilutive financing for tamuzimod in ulcerative colitis and VTX958 in Crohn’s disease; and, the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials; early clinical trials not necessarily being predictive of future results; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as a trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; economic uncertainty in global markets caused by, among other things, geopolitical conditions, tariffs, military conflicts, and inflation volatility; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on or about the date hereof, and Ventyx’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:

Alex Schwartz
Vice President, Investor Relations and FP&A

Ventyx Biosciences, Inc.
IR@ventyxbio.com

Financial Tables

Ventyx Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$17,706	$30,629	$62,870	$92,181
General and administrative	7,168	7,923	21,434	23,851
Total operating expenses	24,874	38,552	84,304	116,032
Loss from operations	(24,874)	(38,552)	(84,304)	(116,032)
Other (income) expense:
Interest income	(2,055)	(3,350)	(7,088)	(10,360)
Other expense	10	47	40	99
Total other (income) expense	(2,045)	(3,303)	(7,048)	(10,261)
Net loss	$(22,829)	$(35,249)	$(77,256)	$(105,771)
Unrealized gain (loss) on marketable securities	48	922	(218)	741
Foreign currency translation	(73)	199	284	182
Comprehensive loss	$(22,854)	$(34,128)	$(77,190)	$(104,848)
Net loss per share attributable to common shareholders, basic and diluted	$(0.32)	$(0.50)	$(1.08)	$(1.56)
Shares used to compute basic and diluted net loss per share attributable to common shareholders	71,304,084	70,667,570	71,212,163	67,694,970

Ventyx Biosciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$192,638	$252,943
Working capital	189,835	216,849
Total assets	211,465	276,563
Total liabilities	20,101	22,518
Accumulated deficit	(631,565)	(554,309)
Total stockholders' equity	191,364	254,045